008 Putnam Convertible Securities Fund, October 31, 2013, Annual
Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				13,700
Class B		  	 	  226
Class C		    	  	  860
Class M		     	           82

72DD2

Class R		     	            123
Class Y		        	  4,226

73A1

Class A				  0.601
Class B				  0.442
Class C	      		          0.443
Class M	      		          0.494

73A2

Class R		 		  0.549
Class Y				  0.655

74U1

Class A			    	     23,621
Class B				  	519
Class C				      2,813
Class M				        166

74U2

Class R				  	  239
Class Y					8,337

74V1

Class A					23.57
Class B					23.15
Class C					23.33
Class M					23.35

74V2

Class R					23.48
Class Y					23.56

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.